Exhibit 99.1
TranS1 Inc. Announces Appointment of Joseph Slattery as Executive Vice President and Chief Financial Officer
WILMINGTON, N.C., April 19, 2010 (GLOBE NEWSWIRE) — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, is pleased to announce the appointment of Joseph Slattery as Executive Vice President and Chief Financial Officer. In conjunction with his appointment, Mr. Slattery has resigned his position as a TranS1 Director and Chairman of the Audit Committee.
“We are excited to welcome Joe to the TranS1 management team,” said Rick Randall, CEO of TranS1. “Joe’s extensive financial experience and knowledge of TranS1, as a Director and Chairman of our Audit Committee for over two years, will be invaluable as we continue to advance the Company and create value for our shareholders.”
“I am extremely excited to join this talented team of professionals and committed to contributing to TranS1’s success,” commented Mr. Slattery. “I am particularly enthusiastic about the Company’s unique products and growth potential.”
Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August, 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems beginning in September 2002. Mr. Slattery serves on the board of directors of Micromet, Inc. (Nasdaq:MITI), and CVRx, Inc. Mr. Slattery received a B.S. degree in Accountancy from Bentley University.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.
CONTACT: TranS1 Inc.
Investors:
Richard Randall, Chief Executive Officer
910-332-1700
Westwicke Partners
Mark Klausner
443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.